Exhibit 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT is dated as of the 19th day of December, 2008 (this “Third Amendment” or this “Amendment”), and entered into among MEDIA GENERAL, INC., a Virginia corporation (the “Borrower”), the Lenders signatory hereto, and BANK OF AMERICA, N.A., a national banking association, individually and as Administrative Agent (in such latter capacity, the “Administrative Agent”).

BACKGROUND:

A. The Borrower, the Administrative Agent, the L/C Issuer, the Co-Syndication Agents, the Co-Documentation Agents and Lenders entered into an Amended and Restated Credit Agreement, dated as of March 14, 2005, as amended by that certain First Amendment to Credit Agreement, dated as of May 31, 2006, and by that Second Amendment to Credit Agreement, dated as of October 19, 2007 (the “Credit Agreement”). Unless specifically defined or redefined below, capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement (as amended hereby).

B. The Borrower has requested amendments to certain provisions of the Credit Agreement, and the Borrower has agreed to grant a security interest (and to cause its Subsidiaries to grant a security interest) in and to all of its and their respective properties and assets except certain immaterial assets.

C. The Lenders, the Administrative Agent and the L/C Issuer hereby agree to amend the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the Borrower, the Lenders, the Administrative Agent and the L/C Issuer covenant and agree as follows:

SECTION 1. AMENDMENTS.

(a) On the Third Amendment Effective Date, the document title and introductory paragraph of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

MEDIA GENERAL, INC.

$600,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 14, 2005, among MEDIA GENERAL, INC., a Virginia corporation, each lender from time to time party hereto, SUNTRUST BANK and THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH, as Co-Syndication Agents, THE BANK OF NOVA SCOTIA and THE ROYAL BANK OF SCOTLAND, PLC, as Co-Documentation Agents and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

(b) On the Third Amendment Effective Date, Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms therein in proper alphabetical order:

“Adjusted Working Capital” means for any Person, (a) the current assets of such Person (excluding cash and Cash Equivalents) minus (ii) the current liabilities of such Person (excluding the current portion of any long-term Indebtedness (including Capital Lease Obligations), and excluding deferred income tax liabilities of, such Person), each as determined on a consolidated basis.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are charged to current operations in accordance with GAAP). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least Prime-1 (or the then equivalent grade) by Moody’s or at least A-1 (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means Bank of America and its Affiliates and any other Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Collateral” means all of the collateral and mortgaged property referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents or Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, including, without limitation, all cash, assets, real estate and other properties of the Borrower and its Subsidiaries, but excluding certain assets (i) not required to be subject to Liens securing the Obligations by the terms of this Agreement or any Loan Document or (ii) immaterial to the Borrower and its Subsidiaries.

“Collateral Agent” means Bank of America, N.A., or any such successor collateral agent in accordance with the terms of the Intercreditor Agreement.

“Collateral Documents” means, collectively, the Security Agreements, the Pledge Agreements, the Pledge Agreement Supplements, the Mortgages, the Intercreditor Agreement, each of the collateral assignments, mortgages, deeds of trust, Security Agreement Supplements, security agreements, pledge agreements, account control deposit agreements or other similar agreements delivered to the Administrative Agent in connection with the Third Amendment, pursuant to Section 6.12 and Section 6.13, or otherwise, and each of the other agreements, instruments or documents that creates, evidences or provides notice of, or purports to create a Lien for the benefit of the Secured Parties.

“Consolidated Interest Charges” means, for any period of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such period of determination.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03(a) shall remain in force and effect.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of:

(a) the sum of (i) EBITDA for such fiscal year plus (ii) non-cash charges for such fiscal year (without duplication);

less (to the extent not already deducted)

(b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of term loans under the Term Loan Agreement, (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Adjusted Working Capital of such Person as determined on the last day of such year minus Adjusted Working Capital as determined on the first day of such year, plus all Restricted Payments made during such year (except Restricted Payments made to any Loan Party), (v) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year, (vi) without duplication, Investments made during such year that were permitted by Section 7.02(d), and (vii) all non-cash revenues and gains, to the extent included in determining EBITDA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Hedge Bank” means (a) any Person that, at the time it entered into an interest rate Swap Contract permitted under Article VI or VII, was a Lender or an Affiliate of a Lender and (b) the Administrative Agent and each of its Affiliates party to a Swap Contract, in its capacity as a party to such Swap Contract.

“Impacted Lender” means a Defaulting Lender or a Lender as to which (a) the L/C Issuer or the Administrative Agent has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that Controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

“Intercreditor Agreement” means that certain Intercreditor Agreement executed as of the Third Amendment Effective Date between the Administrative Agent, the agent under the Term Loan Agreement and the Borrower, substantially in the form of Exhibit I with such immaterial changes as acceptable to the Administrative Agent.

“L/C Cash Collateral” means any cash that is held by Bank of America as Cash Collateral for any L/C Obligations in accordance with Section 2.04.

“Market Disruption Spread” means zero unless a notice delivered pursuant to Section 3.03(b) is in effect, in which case such spread shall be a rate per annum equal to 1.00%.

“Mortgage” has the meaning specified in Section 6.12.

“Mortgage Policy” has the meaning specified in Section 6.12.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any other Loan Party, or any Extraordinary Receipt received or paid to the account of the Borrower or any other Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable, customary and documented out-of-pocket expenses incurred by the Borrower or such other Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Extraordinary Receipt, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any other Loan Party, or the incurrence or issuance of any Indebtedness by the Borrower or any other Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable, customary and documented out-of-pocket expenses, incurred by the Borrower or such other Loan Party in connection therewith.

“NPL” means the National Priorities List under CERCLA.

“Pledge Agreement” means those certain Pledge Agreements made by the Borrower and its Subsidiaries for the benefit of the Secured Parties and the Term Loan Secured Parties, substantially in the form acceptable to the Administrative Agent and all Pledge Agreement Supplements executed and delivered by the Borrower or a Subsidiary.

“Pledge Agreement Supplement” means any supplement executed in connection with any Pledge Agreement.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” has the meaning specified in Section 2.06(c)(ix).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means (a) any interest rate Swap Contract permitted under Article VI or VII that was entered into by and between any Loan Party and any Hedge Bank prior to the Third Amendment Effective Date, and (b) any Swap Contract entered into by and between any Loan Party and Bank of America or any Affiliate of Bank of America prior to the Third Amendment Effective Date.

“Secured Obligations” means the Obligations and the “Obligations” as defined in the Term Loan Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Security Agreement” means those certain Security Agreements made by the Borrower and its Subsidiaries for the benefit of the Secured Parties and the Term Loan Secured Parties, substantially in the form acceptable to the Administrative Agent and all Security Agreement Supplements executed and delivered by a Subsidiary.

“Security Agreement Supplement” means any supplement executed in connection with any Security Agreement.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Term Loan Agreement.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of December 19, 2008, among the Borrower, the Lenders and the Administrative Agent.

“Third Amendment Effective Date” means, as applicable in the context used, the date that all applicable conditions of effectiveness set forth in the Third Amendment are satisfied with respect to any provision therein.

(c) On the Third Amendment Effective Date, Section 1.01 of the Credit Agreement is hereby amended by deleting the following defined terms therein:

“Domestic Subsidiary”

“First Amendment”

“First Amendment Effective Date”

“Second Amendment Covenant Effective Date”

“Senior Note Agreement”

“Senior Note Documents”

“Senior Notes”

“Swing Line”

“Swing Line Borrowing”

“Swing Line Lender”

“Swing Line Loan”

“Swing Line Loan Notice”

“Swing Line Sublimit”

(d) On the Third Amendment Effective Date, the definition of “Aggregate Commitments” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Aggregate Commitments” means the Commitments of all the Lenders. Notwithstanding anything herein or in any other Loan Document to the contrary, commencing on the Third Amendment Effective Date, the Aggregate Commitments shall be reduced to an aggregate amount for all Lenders not to exceed $600,000,000.

(e) On the Third Amendment Effective Date, the definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Leverage Ratio	Facility Fee	Eurodollar Rate + Letters of Credit	Base Rate
8	>6.00	0.500%	3.500%	2.500%
7	<6.00:1 but >5.75:1	0.500%	2.750%	1.750%
6	<5.75:1 but >5.25:1	0.500%	1.750%	0.750%
5	<5.25:1 but >4.50:1	0.400%	1.350%	0.350%
4	<4.50:1 but >3.50:1	0.150%	0.600%	0.00%
3	<3.50:1 but >2.50:1	0.125%	0.500%	0.00%
2	<2.50:1 but >1.50:1	0.100%	0.400%	0.00%
1	<1.50:1	0.080%	0.295%	0.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 8 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, until the first Business Day after the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rates in effect on the Third Amendment Effective Date and thereafter shall be the rates set forth above based upon the most recently delivered Compliance Certificate.

(f) On the Third Amendment Effective Date, the definition of “Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the sum of  1/2 of 1% plus the Federal Funds Rate for such day, (b) the Prime Rate for such day and (c) except during a Eurodollar Unavailability Period, the sum of (i) 1.00% plus (ii) the Eurodollar Rate (for an Interest Period of one month, determined in accordance with subclause (b) of the definition of Eurodollar Rate) plus (iii) the Market Disruption Spread, if any.

(g) On the Third Amendment Effective Date, the definition of “Borrowing” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Borrowing” means a Committed Borrowing or a Bid Borrowing, as the context may require.

(h) On the Third Amendment Effective Date, the definition of “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement. Notwithstanding anything herein or in any other Loan Document to the contrary, commencing on the Third Amendment Effective Date, the Commitment shall be reduced to those amounts listed on Schedule 2.01 to the Third Amendment.

(i) On the Third Amendment Effective Date, the definition of “Compliance Certificate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Compliance Certificate” means a certificate substantially in the form of Exhibit E, or in such other form acceptable to the Administrative Agent.

(j) On the Third Amendment Effective Date, the definition of “Defaulting Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

(k) On the Third Amendment Effective Date, the definition of “EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the

Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) all film amortization cash charges, less any film cash payments, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Net Income which do not represent a cash item in such period or any future period and (v) actual one-time cash employment severance costs paid during such period, provided that, the aggregate amount of all such cash employment severance costs from the Closing Date through the end of such period do not exceed $15,000,000 and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Net Income for such period; provided that for the purposes of determination of the Leverage Ratio and the Interest Coverage Ratio, EBITDA shall be determined as if any Subsidiary that has become or ceased to be a Subsidiary during the fiscal quarter then ending or the immediately preceding three fiscal quarters, was (or, in the case of a Subsidiary that has ceased to be a Subsidiary, was not) a Subsidiary at all times during such period.

(l) On the Third Amendment Effective Date, the definition of “Eligible Assignee” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, Eligible Assignee shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(m) On the Third Amendment Effective Date, the definition of “Eurodollar Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Eurodollar Rate” means:

(a) For any Interest Period with respect to a Eurodollar Rate Loan, the sum of (i) the rate per annum equal to (A) the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such published rate is not available at such time for any reason, then the Eurodollar Rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period and (ii) the Market Disruption Spread, if any, as of the time of determination.

(b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a London Business Day, the next preceding London Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

(n) On the Third Amendment Effective Date, the definition of “Fee Letters” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Fee Letters” means (a) the letter agreement, dated January 12, 2005, among the Borrower, the Administrative Agent and Banc of America Securities LLC and (b) any other fee letter, engagement letter, commitment letter or other letter entered into by the Borrower and the Administrative Agent, any Arranger or any Lender in connection with this Agreement or any amendment hereto providing for the payment of any fees to Bank of America, Banc of America Securities LLC, any Affiliate of either of them or any Lender.

(o) On the Third Amendment Effective Date, the definition of “Guarantee” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien)

limited to the lesser of such Indebtedness or the value of the assets securing such Lien; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the purposes of Section 7.03, Guarantee obligations by the Borrower or any of its Subsidiaries in respect of Indebtedness shall be calculated without duplication of any other Indebtedness. The term “Guarantee” as a verb has a corresponding meaning.

(p) On the Third Amendment Effective Date, the definition of “Guaranty” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Guaranty” means the First Restated Guaranty made by the Guarantors for the benefit of the Secured Parties and the Term Loan Secured Parties, substantially in the form of Exhibit G and all Guaranty Supplements executed and delivered by a Subsidiary.

(q) On the Third Amendment Effective Date, the definition of “Guaranty Supplement” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Guaranty Supplement” means each Supplement to Guaranty in the form of Exhibit A attached to the Guaranty, to be executed and delivered by each Subsidiary acquired or created after the date hereof.

(r) On the Third Amendment Effective Date, the definition of “Interest Payment Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

(s) On the Third Amendment Effective Date, the definition of “Investment” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of all or any portion of the capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other

Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

(t) On the Third Amendment Effective Date, the definition of “Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Lender” means each lender from time to time party hereto.

(u) On the Third Amendment Effective Date, the definition of “Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Leverage Ratio” means the ratio of (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently ended fiscal quarter minus any Indebtedness of the type described in subsection (c) of the definition of “Indebtedness” that is not currently due and payable, to (b) EBITDA for the period of the four fiscal quarters most recently ended.

(v) On the Third Amendment Effective Date, the definition of “Loan” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Bid Loan.

(w) On the Third Amendment Effective Date, the definition of “Loan Documents” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Collateral Document, the Fee Letters, the Guaranty, each Guaranty Supplement, each Compliance Certificate delivered to the Administrative Agent and signed by a Responsible Officer of the Borrower, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time, except Swap Contracts.

(x) On the Third Amendment Effective Date, the definition of “Loan Parties” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Loan Parties” means, collectively, the Borrower and each Subsidiary and “Loan Party” means any of them, as applicable in the context in which it is used.

(y) On the Third Amendment Effective Date, the definition of “Material Adverse Effect” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower or the Borrower and the other Loan Parties, taken as a whole, to perform its or their obligations under the Loan Documents; or (c) the rights or remedies of the Administrative Agent or the Lenders (or any of their permitted agents or designees) under this Agreement or any of the other Loan Documents.

(z) On the Third Amendment Effective Date, the definition of “Obligations” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, all indemnification obligations, yield protection obligations and other obligations arising under the Loan Documents, and including interest and fees with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

(aa) On the Third Amendment Effective Date, the definition of “Outstanding Amount” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

(bb) On the Third Amendment Effective Date, the definition of “Participation Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Participation Agreement” means that certain (i) Amended and Restated Participation Agreement dated as of March 18, 2002 among Media General, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, not individually, but solely as the Certificate Trustee, Wells Fargo Bank Nevada, National Association, not individually, but solely as Collateral Agent, the Certificate Holders, the Liquidity Banks, the CP Lenders, The Bank of Nova Scotia, as Administrator and as Liquidity Agent, and Credit Lyonnais New York Branch, as Liquidity Agent and as Agent (MAGI Real Estate Trust 1997-1) and (ii) Amended and Restated Participation Agreement dated as of March 18, 2002 among Media General, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, not individually, but solely as the Certificate Trustee, Wells Fargo Bank Nevada, National Association, not individually, but solely as Collateral Agent, the Certificate Holders, the Liquidity Banks, the CP Lenders, The Bank of Nova Scotia, as Administrator and as Liquidity Agent, and Credit Lyonnais New York Branch, as Liquidity Agent and as Agent (MAGI Real Estate Trust 1998-1), as each has been amended through the Third Amendment Effective Date and as each may hereafter be amended in accordance with Section 16.6 thereof.

(cc) On the Third Amendment Effective Date, the definition of “Request for Credit Extension” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Bid Loan, a Bid Request and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

(dd) On the Third Amendment Effective Date, the definition of “Required Lenders” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed held by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

(ee) On the Third Amendment Effective Date, the definition of “Term Loan Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Term Loan Agreement” means that certain Credit Agreement dated as of August 6, 2006 among Media General, Inc., as the Borrower, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, and the other agents and lenders party thereto, as amended by the First Amendment to Credit Agreement, Second Amendment to Loan Agreement, dated as of December 19, 2008, and as it may be further amended or modified from time to time.

(ff) On the Third Amendment Effective Date, Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) References in this Agreement or any other Loan Document to knowledge by the Borrower or any Subsidiary of events or circumstances shall be deemed to refer to events or circumstances of which any Responsible Officer of any Loan Party has actual knowledge or reasonably should have knowledge.

(gg) On the Third Amendment Effective Date, Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the

Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(hh) On the Third Amendment Effective Date, Section 2.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or of any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Committed Loans having an Interest Period more than six months in duration, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest

Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(ii) On the Third Amendment Effective Date, Section 2.04(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more generally applicable policies of the L/C Issuer not implemented in contemplation of such proposed Letter of Credit;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(iv) a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time an Impacted Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender, provided that the Borrower and the L/C Issuer agree that cash valued at not more than 125% of each such Letter of Credit that is L/C Cash Collateral for each such Letter of Credit shall constitute satisfactory arrangements.

(v) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term Administrative Agent as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(jj) On the Third Amendment Effective Date, Section 2.04(d)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of L/C Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(kk) On the Third Amendment Effective Date, Section 2.04(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g) L/C Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver L/C Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. L/C Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(ll) On the Third Amendment Effective Date, Section 2.05 of the Credit Agreement is hereby deleted in its entirety and replaced with the following text: “Intentionally Deleted.”

(mm) On the Third Amendment Effective Date, Section 2.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.06 Prepayments.

(a) Voluntary; In General. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Bid Loans. No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

(c) Mandatory.

(i) Within five Business Days after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate is required to be delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow for the fiscal year, if the Leverage Ratio is equal to or less than 6.00 to 1.00 on the Compliance Certificate and on the date of payment and (B) 100% of Excess Cash Flow for the fiscal year, if the Leverage Ratio is greater than 6.00 to 1.00 on the Compliance Certificate or on the date of payment (each such prepayment to be applied as set forth in clauses (vi) and (ix) below).

(ii) If the Borrower or any other Loan Party Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d) or (g)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.06(c)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as (A) no Default shall have occurred and be continuing and (B) the Leverage Ratio is less than or equal to 4.50 to 1.00 on and prior to the date of such Disposition and the date of such reinvestment (or such earlier date as the Borrower has entered into a binding and enforceable contract to investment such Net Cash Proceeds), the Borrower or such other Loan Party or may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(c)(ii).

(iii) Upon the sale or issuance by the Borrower or any other Loan Party of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to (A) 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party if the Leverage Ratio is less than or equal to 6.00 to 1.00 on the most recently delivered Compliance Certificate and immediately prior to and on the date of payment or (B) 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party if the Leverage Ratio is greater than 6.00 to 1.00 on the most recently delivered Compliance Certificate or immediately prior to or on the date of payment (each such prepayment to be applied as set forth in clauses (vi) and (ix) below).

(iv) Upon the incurrence or issuance by the Borrower or any other Loan Party of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03(a), (b), (c), (d), (e) and (f)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any other Loan Party, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.06(c), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as (A) no Default shall have occurred and be continuing and (B) the Leverage Ratio is less than or equal to 4.50 to 1.00 on and prior to the date of such receipt of such Extraordinary Receipt and the date of such reinvestment, replacement or repair, the Borrower or such other Loan Party may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property, or to remedy the indemnified loss in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(c)(v).

(vi) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06(c) shall be applied to prepayment of the Loans in the manner set forth in clause (ix) of this Section 2.06(c).

(vii) Notwithstanding any of the other provisions of clause (ii), (iii), (iv) or (v) of this Section 2.06(c), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii), (iv) or (v) of this Section 2.06(c), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii), (iv) or (v) of this Section 2.06(c) to be applied to prepay Loans exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.06(c). Upon the occurrence of a Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.06(c) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied.

(viii) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time, the Borrower shall immediately prepay Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ix) Prepayments of the Loans made pursuant to this Section 2.06(c), first, shall be applied to the L/C Borrowings, second, shall be applied ratably to the outstanding Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Loans required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.06(c), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Loans shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.07(b). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as L/C Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(x) Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the provisions of this Section 2.06(c): (i) may be waived or amended in whole or in part by the Required Lenders and (ii) shall be subject, so long as there are any amounts outstanding under the Term Loan Agreement, to the terms of the Intercreditor Agreement.

(d) Outstandings in Excess of Commitments. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(nn) On the Third Amendment Effective Date, Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.07 Termination or Reduction of Commitments.

(a) Voluntary; In General. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Bid Loan Sublimit or the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Mandatory.

(i) Subject to the terms of Section 2.06(c)(x), the Loans shall be automatically and permanently reduced on each date on which the prepayment of Loans outstanding thereunder is required to be made pursuant to Section 2.06(c)(i), (ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount.

(ii) If after giving effect to any reduction or termination of the Aggregate Commitments under this Section 2.07, the Letter of Credit Sublimit exceeds the Aggregate Commitments at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Aggregate Commitments under this Section 2.07. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Loans accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(oo) On the Third Amendment Effective Date, Section 2.08(c) of the Credit Agreement is hereby deleted in its entirety.

(pp) On the Third Amendment Effective Date, Section 2.09(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurodollar Rate for such Interest Period plus (or minus) the Eurodollar Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be.

(qq) On the Third Amendment Effective Date, Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(rr) On the Third Amendment Effective Date, Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.11 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as of any applicable date as calculated by the Borrower was improperly calculated and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.04(c)(iii), 2.04(i) or 2.09(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

(ss) On the Third Amendment Effective Date, Section 2.12(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(tt) On the Third Amendment Effective Date, Section 2.13(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(uu) On the Third Amendment Effective Date, Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (C) any payment obtained by the L/C Issuer in connection with L/C Cash Collateral, any other Cash Collateral or other arrangements made in respect of an Impacted Lender.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(vv) On the Third Amendment Effective Date, Section 2.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following text: “Intentionally Deleted.”

(ww) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 2.16 as follows:

2.16 Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, toward payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iii) third, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(xx) On the Third Amendment Effective Date, Section 3.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, because the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(yy) On the Third Amendment Effective Date, Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loan. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled, subject to applicable Law, to recover interest at the Base Rate plus the Applicable Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(zz) On the Third Amendment Effective Date, Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.03 Inability to Determine Rates; Market Disruption.

(a) If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with any Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(b) If Lenders having 25% or more of the Aggregate Commitments determine (which determination shall be conclusive and binding upon the Borrower) that the Eurodollar Rate or the Base Rate, as the case may be, will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, the Administrative Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter and, upon delivery of such notice and until the Administrative Agent (upon the instruction of such Lenders) revokes such notice, the Market Disruption Spread shall be included in the calculation of Base Rate and Eurodollar Rate.

(aaa) On the Third Amendment Effective Date, Section 3.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

(bbb) On the Third Amendment Effective Date, Section 3.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

(ccc) On the Third Amendment Effective Date, Section 4.01(a)(ix) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(ddd) On the Third Amendment Effective Date, Section 4.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively and (iii) that for purposes of this Section 4.02(a), the representations and warranties contained in Sections 5.08(b), (c), (d)(i), (d)(ii) and Section 5.08(f) and Section 5.13 shall be deemed to refer to the schedules referenced therein as updated according to the terms of this Agreement.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) There shall not have occurred a material adverse change with respect to any of (a) the business, assets, operations or condition (financial or otherwise) of the Borrower, or of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower or the Borrower and the other Loan Parties, taken as a whole, to perform its or their obligations under any material Loan Document or under the Loan Documents taken as a whole; or (c) the rights or remedies of the Administrative Agent or the Lenders (or any of their permitted agents or designees) under this Agreement or any of the other Loan Documents.

(d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) After giving effect to the proposed Credit Extension, the Borrower shall be in proforma compliance with Section 7.11(a) (calculated using EBITDA from the most recently delivered Compliance Certificate but based on outstanding Indebtedness on the date of the proposed Credit Extension, after giving effect to the proposed Credit Extension and any other borrowings on such date).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

(eee) On the Third Amendment Effective Date, Section 5.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires governmental qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Subsidiary is organized outside the United States or is a CFC.

(fff) On the Third Amendment Effective Date, Section 5.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted to exist under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than consent of the FCC and such other approvals, consents, exemptions, authorizations, or other actions, notices or filings, as have been obtained or made and are in full force and effect or are being obtained concurrently herewith, except to the extent that enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally. Each Loan Party and each Subsidiary thereof has all requisite governmental licenses, authorizations, consents and approvals to (a) except with respect to FCC Cross Ownership Issues, own or lease its assets and carry on its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(ggg) On the Third Amendment Effective Date, Section 5.08 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.08 Ownership of Property; Liens.

(a) Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries other than real property, showing as of the Third Amendment Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property other than real property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and other Liens arising by operation of law as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Third Amendment Effective Date the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created by the Loan Documents or permitted by Section 7.01.

(d) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the Third Amendment Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the Third Amendment Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(f) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Third Amendment Effective Date, showing as of the Third Amendment Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(hhh) On the Third Amendment Effective Date, Section 5.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.09 Environmental Compliance.

(a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed on Schedule 5.09(b), on the Third Amendment Effective Date: (i) none of the properties currently or, to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) all known or presumed asbestos containing material in any property owned or operated by any Loan Party or any of its subsidiaries is being managed in accordance with applicable laws and regulations, including the Occupational Safety and Act and 29 CFR Part 1910.1001, and to the knowledge of any Loan Party or any of its subsidiaries no asbestos abatement activities are required because of the damaged or degraded condition of any known or presumed friable asbestos containing materials; (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party or any of its Subsidiaries; and (iv) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries. After the Third Amendment Effective Date, except to the extent individually or in the aggregate a failure by any Loan Party or any of its Subsidiaries to comply with Environmental Law could not reasonably be expected to have a Material Adverse Effect, each Loan Party or any of its Subsidiaries shall cause its operations and all owned or operated property, whether now or hereafter owned and operated, to comply with any Environmental Law.

(c) Except as disclosed on Schedule 5.09(b), neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and

all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(iii) On the Third Amendment Effective Date, Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. Among other policies, the Borrower and its Subsidiaries maintain a storage tank liability policy providing bodily injury and property damage liability coverage with respect to storage tank incidents for its above ground and underground storage tanks.

(jjj) On the Third Amendment Effective Date, Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.13 Subsidiaries; Equity Interests. As of the Third Amendment Effective Date, no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (except those created by the Collateral Documents). As of the Third Amendment Effective Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Parts (a) and (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Third Amendment Effective Date (as to each Loan Party) the jurisdiction of its incorporation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided in connection with the execution of the Third Amendment is a true and correct copy of each such document, each of which is valid and in full force and effect.

(kkk) On the Third Amendment Effective Date, Section 5.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.18 Solvency. As of the date on which this representation and warranty is made or deemed made, each of the Borrower and its Significant Subsidiaries is Solvent, before and after giving effect to the transactions contemplated hereby consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection herewith and therewith.

(lll) On the Third Amendment Effective Date, Section 5.19 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.19 Labor Matters. There are no actual or, to the Borrower’s knowledge, overtly threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Loan Party which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which could not reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayments which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

(mmm) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 5.20 as follows:

5.20 Collateral Documents. The provisions of the Collateral Documents are effective to create, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Third Amendment Effective Date or as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

(nnn) On the Third Amendment Effective Date, Section 6.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable Securities Laws and shall not be subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) beginning with the fiscal year ended December 26, 2004, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley showing no Internal Control Event or Events, that, in the aggregate (1) could reasonably be expected to have a Material Adverse Effect, or (2) could reasonably be expected to permit the occurrence of a Material Adverse Effect if left unremedied; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and (ii) the related consolidated cash flow statement for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year and the corresponding portion of the previous fiscal year with the cumulative results for the most recent fiscal quarters, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

(ooo) On the Third Amendment Effective Date, Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) quarterly, not less than 45 days prior to the commencement of each new fiscal quarter of the Borrower: (i) financial statement projections of the Borrower showing major business lines, including without limitation, balance sheet, income statement and cash flows, and (ii) a pro-forma covenant calculation based on the projections evidencing compliance with each provision of Section 7.11, in each case of (i) and (ii) preceding for each delivery of such projections and pro-forma covenant calculation, computed and prepared on a quarterly basis for the first eight fiscal quarters after the date thereof and on an annual basis for the remaining period, if any, through the Maturity Date; provided, however, the Borrower and the Lenders acknowledge and agree that (x) such projections will be based upon Borrower’s good faith judgment and the information available to the Borrower at the time such projections are prepared and (y) all such projections shall be in a form reasonably satisfactory to the Administrative Agent;

(d) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by its Registered Public Accounting Firm in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(i) as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i), 5.08(d)(ii), 5.08(e), 6.12 and 6.12(f), including an identification of all owned and leased real property disposed of by the Borrower or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing information previously delivered to the Collateral Agent, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to the Borrower or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Borrower or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent; and

(j) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall, upon request, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be public-side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that it in its discretion determine are to be made available to Public Lenders shall be clearly and conspicuously marked PUBLIC which, at a minimum, shall mean that the word PUBLIC shall appear prominently on the first page thereof (provided, however, that all Borrower Materials in the form of press releases and SEC filings shall be deemed to be PUBLIC information and shall not be required to be marked PUBLIC); (x) by marking Borrower Materials PUBLIC, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked PUBLIC or deemed to be PUBLIC pursuant to the proviso in clause (w) of this paragraph are permitted to be made available through a portion of the Platform designated Public Investor; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked PUBLIC or deemed to be PUBLIC pursuant to the proviso in clause (w) of this paragraph as being suitable only for posting on a portion of the Platform not designated Public Investor. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials PUBLIC.

(ppp) On the Third Amendment Effective Date, Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.03 Notices. Notify the Administrative Agent and each Lender:

(a) promptly of the occurrence of any Default;

(b) promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (other than an Internal Control Event which shall be reported in accordance with subparagraph (e) below), including any of the following if it could reasonably be expected to have a Material Adverse Effect: (i) breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) promptly of (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation,

investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, which in any case could reasonably be expected to have a Material Adverse Effect;

(d) promptly of the occurrence of any ERISA Event;

(e) (i) promptly notify the Agents and (ii) within 30 Business Days notify the Lenders of the occurrence of any of the following events numbered (1) through (3) below; provided however, to the extent not previously disclosed to the Lenders, the Borrower shall notify the Agents and the Lenders of the occurrence of any of the following events numbered (1) through (3) below not less than one Business Day (or such lesser notice prior to public disclosure as is reasonable under the circumstances) prior to (A) the public announcement thereof by a representative of the Borrower, (B) the filing with the SEC or any other Governmental Authority of any report or communication related thereto or (C) the submission of a Request for Credit Extension:

(1) any Internal Control Event (I) which is required to be publicly disclosed of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge, (II) which the Borrower intends to disclose or (III) which has otherwise become known to the public (other than an Internal Control Event concerning allegations of fraud that involve an amount less than $500,000),

(2) any Internal Control Event of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge which could reasonably be expected to have a Material Adverse Effect, or

(3) any Internal Control Event of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge which includes a fraud allegation that could reasonably be expected to involve an amount in excess of $15,000,000;

(f) promptly of any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in an adverse judgment of $15,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which in the case of this clause (ii) could reasonably be expected to materially interfere with the ordinary conduct of business of the Borrower or its Subsidiaries;

(g) promptly of any announcement by Moody’s or S&P of any change or possible change in a Senior Unsecured Debt Ratings; and

(h) promptly after the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(c)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(c)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(c)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(c)(v).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

(qqq) On the Third Amendment Effective Date, Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.07 Maintenance of Insurance. (i) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, (A) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and (B) environmental indemnity insurance of such type and in such amounts as in effect for the applicable Loan Parties on the Third Amendment Effective Date, including an above ground and underground storage tank liability insurance policy providing bodily injury and property damage liability coverage with respect to storage tank incidents , and (ii) within 60 days after the Third Amendment Effective Date, provide the Administrative Agent with an endorsement of each of such policies evidencing the Administrative Agent’s interest in such policy, and with respect to the tank liability policy such endorsement shall name Administrative Agent in its capacity as Collateral Agent as an additional named insured.

(rrr) On the Third Amendment Effective Date, Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender acting on behalf of the Administrative Agent and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and its Registered Public Accounting Firm (provided that representatives of the Borrower designated by a Responsible Officer of the Borrower may be present at any such meeting with accountants), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and at the expense of the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors acting on behalf of the Administrative Agent and the Lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(sss) On the Third Amendment Effective Date, Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.12 Post Third Amendment Effective Date; Collateral Requirements.

I.	With respect to the real properties of the Borrower and its Subsidiaries:

(A) As to each of the real properties listed in Part I of Schedule 6.12 and each of the real properties listed in Schedule 6.12(d), within 60 days after the Third Amendment Effective Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 45 days in extension periods), and

(B) As to the real property listed in Part II of Schedule 6.12, if the sale of such property has not closed within 60 days after the Third Amendment Effective Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 30 days in extension periods), then within 45 days after the end of such 60 day period (as same may have been extended), and

(C) As to the real property listed in Part III of Schedule 6.12, (i) if a contract for sale has not been fully executed as to such property within 90 days after the Third Amendment Effective Date, then within 45 days after the end of such 90 day period, or (ii) if a contract of sale has been fully executed as to such property within such 90 day period but the closing of the sale of such property has not occurred within nine months following the effective date of the contract of sale or if the Administrative Agent determines after such contract of sale is executed that the Borrower or other relevant Loan Party is not in good faith diligently exercising commercially reasonable efforts to close such contract of sale, then within 45 days after written notice from the Administrative Agent, and

(D) As to each of the real properties listed in Part IV of Schedule 6.12, (i) if a contract for sale has not been fully executed as to any such property within 180 days after the Third Amendment Effective Date, then (as to such property) within 45 days after the end of such 180 day period, or (ii) if a contract of sale has been fully executed as to such property within such 180 day period but the closing of the sale of such property has not occurred within 60 days following the effective date of the contract of sale or if the Administrative Agent determines after such contract of sale is executed that the Borrower or other relevant Loan Party is not in good faith diligently exercising commercially reasonable efforts to close such contract of sale, then (as to such property) within 45 days after written notice from the Administrative Agent, deliver in form and substance acceptable to the Administrative Agent, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance acceptable to the Administrative Agent (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering such properties (together with the assignments of leases and rents referred to therein and each other mortgage delivered pursuant to Section 6.13, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(a) evidence that counterparts of the Mortgages for such properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all appropriate filing or recording offices in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(b) unless waived by the Administrative Agent in writing as to immaterial properties, as to the properties listed on Schedule 6.12, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, filed mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(c) if requested by the Administrative Agent as to one or more properties listed on Schedule 6.12, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the existence of any encroachments, either by such improvements or on to such property, and other matters that would be disclosed by an accurate survey complying with the Minimum Standard Detail Requirements for ALTA/.ACSM Land Title Surveys, jointly established and adopted by ALTA and the National Society of Professional Surveyors in 2005,

(d) unless waived by the Administrative Agent in writing, as to each of the properties listed on Schedule 6.12(d), an estoppel and consent agreement executed by each of the lessors of such property, in each case in form and substance satisfactory to the Administrative Agent, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (iii) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent (the Borrower shall use its best efforts to obtain such items, but the Borrower’s failure to obtain such items after using its best efforts shall not constitute an Event of Default),

(e) if requested by the Administrative Agent as to one or more properties listed on Schedule 6.12(e), a subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each of the lessees of such property, in each case in form and substance acceptable to the Administrative Agent (the Borrower shall use its best efforts to obtain such agreements and certificates, but the Borrower’s failure to obtain such agreements and certificates after using its best efforts shall not constitute an Event of Default),

(f) unless waived by the Administrative Agent in writing as to immaterial properties, as to each of the properties listed on Schedule 6.12(f), a landlord’s subordination agreement executed by each of the lessors of such property, in each case in form and substance acceptable to the Administrative Agent (the Borrower shall use its best efforts to obtain such agreements, but the Borrower’s failure to obtain such agreements after using its best efforts shall not constitute an Event of Default),

(g) as to each of the properties listed on Schedule 6.12, a flood insurance policy in an amount equal to the lesser of the maximum amount secured by the applicable Mortgage or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to the Administrative Agent Lender that none of the improvements located on such land is located in a flood hazard area,

(h) as to each of the properties listed on Schedule 6.12, evidence satisfactory to the Administrative Agent of the insurance required by the terms of the applicable Mortgage,

(i) as to each of the properties listed on Schedule 6.12, evidence satisfactory to the Administrative Agent (i) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over such property or any portion thereof, (ii) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority, and (iii) that the land is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that the land is a separate legally subdivided parcel,

(j) to the extent not already received, local counsel opinions from counsel in each State addressed to the Secured Parties regarding the enforceability of the Mortgages (except to the extent that Rhode Island statutory law prohibits an enforceability opinion) and such other matters as reasonably requested by the Administrative Agent and its counsel, and

(k) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the properties described in the Mortgages has been taken.

Notwithstanding the foregoing, as to each of the real properties listed in Schedule 6.12(d), the Borrower shall be required only to use its best efforts to obtain a leasehold Mortgage as to such property, and the Borrower’s failure to obtain such leasehold Mortgage after using its best efforts shall not constitute an Event of Default.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Third Amendment Effective Date, Schedule 6.12 is a true, complete and correct list all of the real property owned by the Loan Parties (except the property located at Lark Drive, Dunlap, Tennessee and the co-owned properties located at 1501 Boyette Road, Tampa, Florida, Lafayette Road, Columbus, Georgia, and Pine Log Road, Beech Island, South Carolina), together with the leased properties at 933 Chad Lane, Tampa, Florida and 1205 Front Street, Raleigh, North Carolina. The Borrower further represents and warrants to the Administrative Agent and the Lenders that, as of the Third Amendment Effective Date, (1) Schedule 6.12(e) is a true, complete and correct list of all real properties owned by the Loan Parties that are leased to affiliates of the Loan Parties or third parties, and (2) Schedule 6.12(f) is a true, complete and correct list of all real properties leased by the Loan Parties from affiliates of the Loan Parties or third parties.

Within fifteen (15) Business Days after the Third Amendment Effective Date, the Borrower shall (i) update Schedule 5.08(c) to provide the record owner as to each property listed, (ii) update Schedule 5.08(d)(i) to provide the county or other relevant jurisdiction, lessor and annual base rent as to each property listed, and (iii) update Schedule 5.08(d)(ii) to provide the county or other relevant jurisdiction, lessor and annual base rent as to each property listed.

II.	With respect to Collateral other than real property:

(A) As to the personal property associated with the real property listed in Part III of Schedule 6.12 or the business conducted thereon, (i) if a contract for sale has not been fully executed as to such personal property within 90 days after the Third Amendment Effective Date, then within 45 days after the end of such 90 day period, or (ii) if a contract of sale has been fully executed as to such personal property within such 90 day period but the closing of the sale of such personal property has not occurred within nine months following the effective date of the contract of sale or if the Administrative Agent determines after such contract of sale is executed that the Borrower or other relevant Loan Party is not in good faith diligently exercising commercially reasonable efforts to close such contract of sale, then within 45 days after written notice from the Administrative Agent, deliver in form and substance acceptable to the Administrative Agent, security agreements in form and substance acceptable to the Administrative Agent and covering such personal property, duly executed by the appropriate Loan Party,

(B) As to all motor vehicles and property subject to certificate of title in which any Loan Party has an interest which either (i) have an original cost of $30,000 or more per vehicle, or (ii) are a broadcast or remote production vehicle, or (iii) are in any other manner material to the operations of a Loan Party, within 60 days after the Third Amendment Effective Date, deliver to the Administrative Agent the original certificate of title of each such vehicle together with each document, executed by all necessary Persons, required by the Governmental Authority issuing such certificate of title to cause the reissuance of such certificate of title with the first priority lien for the benefit of the Secured Parties noted thereon; provided that, notwithstanding the foregoing, the Borrower shall not be required by this provision to deliver any certificate or document with respect to the three motor vehicles used by the Borrower’s Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer,

(C) As to the aircraft and helicopter interests owned by the Borrower and its Loan Parties, the Borrower shall use its best efforts to deliver such consents and other items necessary in order to grant a first and prior Lien on all such interests for the benefit of the Secured Parties,

(D) As to minority owned Equity Interests owned by the Borrower and the other Loan Parties, the Borrower shall use its best efforts to deliver such consents and other items necessary in order to grant to a first and prior Lien on all such Equity Interests for the benefit of the Secured Parties,

(E) As to any Equity Interests owned by the Borrower or any other Loan Party for which a (I) pledge of such Equity Interests would cause a default under any change-of-control provision or anti-assignment provision in a material contract of such Loan Party, the Borrower shall identify all such material contracts and disclose such material contracts to the Administrative Agent prior to the Third Amendment Effective Date, and (II) foreclosure in connection with any pledge of such Equity Interests would cause a default under any change-of-control provision or anti-assignment provision in a material contract of such Loan Party, the Borrower shall, within thirty days following the Third Amendment Effective Date use its best efforts to deliver such consents and other items necessary in order to not violate, breach or otherwise default under any such material contracts. Nothing in the foregoing sentence or any other provision of this Agreement or any other Loan Document will operate to relieve, eliminate or delay the Borrower’s obligation to pledge all of the Equity Interests in its Subsidiaries, and

(F) With respect to the eight deposit accounts of the Borrower and the other Loan Parties at BanCorp, Bank of Floyd, Bank of Marion, BankTrust, BB&T (2 accounts) and Regions Bank (2 accounts), the Borrower agrees that within 15 Business Days after the Third Amendment Effective Date, the Borrower shall have either

(1) provided the Collateral Agent with an executed account control agreement acceptable to the Collateral Agent for each such account or (2) closed any and all such accounts for which no acceptable executed control agreement has been delivered to the Collateral Agent, provided that, until such time as there has been an executed account control agreement acceptable to the Collateral Agent for any such account, if more than $15,000 shall be in such account for a period of two or more consecutive Business Days, there shall occur a Default under this Agreement. With respect to the SunTrust deposit account (number 700045341) held in the name of an entity that is the predecessor of a Loan Party, Borrower agrees that within 15 Business Days after the Third Amendment Effective Date, the Borrower shall have provided the Collateral Agent with an executed account control agreement acceptable to the Collateral Agent for such account.

(ttt) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.13 as follows:

6.13 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreements, Security Agreement Supplements, Pledge Agreements, Pledge Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged interests in and of such Subsidiary, and other Equity Interests), securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties and assets,

(iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, the Security Agreement Supplements, and security and pledge agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and

(v) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to any real property of such Subsidiary the items set forth in subsections (b) (unless waived by the Administrative Agent as to immaterial properties), (c) (if requested by the Administrative Agent), (d) (unless waived by the Administrative Agent as to immaterial properties), (h), (i), (j), (k) and (l) of Section 6.12.

(b) Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreements, Security Agreement Supplements, Pledge Agreements, Pledge Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Secured Obligations and constituting Liens on all such properties, including real estate, in each case to the extent necessary to perfect first priority Liens in favor of the Administrative Agent for the benefit of the Secured Parties on all such properties (or in any representative of the Administrative Agent designated by it), enforceable against all third parties, subject to the Liens permitted under Section 7.01,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to perfect first priority Liens in favor of the Administrative Agent for the benefit of the Secured Parties on all such properties (or in any representative of the Administrative Agent designated by it), enforceable against all third parties,

(iv) unless waived by the Administrative Agent, within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a real property, if requested by the Administrative Agent deliver to the Administrative Agent with respect to such real property a subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each of the lessees of such real property, in each case in form and substance acceptable to the Administrative Agent (the Borrower shall use its best efforts to obtain such agreements and certificates, but the failure to obtain such agreements and certificates shall not constitute an Event of Default).

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged equity and pledged debt in and of such Subsidiary, and otherwise), securing payment of all the Secured Obligations of the Borrower and the Subsidiaries under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Subsidiary to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, and security and pledge agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, and other security and pledge agreements.

(uuu) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.14 as follows:

6.14 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

(vvv) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.15 as follows:

6.15 Deposit, Securities and Investment Accounts. Within 30 days following the Third Amendment Effective Date, maintain, and cause each of the other Loan Parties to maintain, all deposit accounts, securities accounts and investments accounts with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts for the benefit of the Secured Parties and the Term Loan Secured Parties pursuant to the terms of the Security Agreement.

(www) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.16 as follows:

6.16 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(xxx) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.17 as follows:

6.17 Compliance with Environmental Laws. Comply, and use its commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(yyy) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.18 as follows:

6.18 Environmental Indemnity Agreements; Preparation of Environmental Reports and Appraisals.

(a) At the request of the Administrative Agent from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrower, provided that, so long as there exists no Default, the Administrative Agent shall not make any such request for any real property more than once in any fiscal year of the Borrower:

(i) an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and, if requested by the Administrative Agent, the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(ii) an appraisal report for any of its properties described in such request complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent.

(b) Within 10 days after each request of the Administrative Agent from time to time and at the expense of the Borrower, deliver to the Administrative Agent a duly completed and executed State specific environmental indemnity agreement for the benefit of the Secured Parties, with respect to each piece of real property owned by any Loan Party and mortgaged for the benefit of the Secured Parties, in each case in form and substance acceptable to the Administrative Agent.

(zzz) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 6.19 as follows:

6.19 Taxpayer Identification Number. Within 30 days after the Third Amendment Effective Date, each Loan Party which does not have, as of the Third Amendment Effective Date or the date when a Person becomes a Subsidiary, a U.S. taxpayer identification number, shall have, in each case, taken all necessary action and executed all documents and instruments and made all necessary filings as may be required by applicable Governmental Authority, to obtain such U.S. taxpayer identification number, and shall thereafter (i) take all such further steps as may be required to obtain such identification number as soon as reasonably practicable and (ii) provide such identification number to the Administrative Agent in writing promptly after the receipt thereof.

(aaaa) On the Third Amendment Effective Date, ARTICLE VII of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following Liens (or financing statements relating thereto):

(a) Liens pursuant to any Loan Document, including without limitation, (i) Liens on cash or other assets securing indebtedness or other obligations to the L/C Issuer in accordance with Section 2.04(a) and (ii) Liens subject to the Intercreditor Agreement securing both the Secured Parties and the Term Loan Secured Parties;

(b) Liens existing on the Third Amendment Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and contractual, common law or statutory rights of set off against deposits or other amounts owing any depository institution, provided that such pledges or deposits made were not made in connection with the borrowing of money or the obtaining of advances or credit and do not, in the aggregate, materially detract from the value of the property or assets or impair the use thereof in the operation of the business of the Borrower or its Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts and leases (other than contracts for the payment of money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) to the extent in existence on the Third Amendment Effective Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property and (ii) to the extent incurred, granted or otherwise created or arising after the Third Amendment Effective Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness of the Borrower permitted under Section 7.03(e) for (i) Capital Lease Obligations incurred after the Closing Date and created contemporaneously with such Capital Lease Obligations to secure the same and (ii) purchase money Indebtedness on property acquired after the Closing Date and created contemporaneously with the acquisition of such property to secure or provide for the payment or financing of the purchase price thereof; provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j) Liens (i) created by lease agreements, licenses or similar interests, or by statute or common law to secure the payments of rental, license amounts or similar amounts and other sums not yet due thereunder or (ii) on leasehold interests, licenses or similar interests created by the lessor, licensee or grantor thereunder in favor of any mortgagee of the leased premises.

7.02 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) Investments in existence on the Third Amendment Effective Date and listed on Schedule 5.08(e);

(c) so long as no Default exists before and after giving effect to any such Investment, Investments not constituting Acquisitions of the Borrower or its Subsidiaries in any Wholly-Owned Subsidiary that is (i) a Guarantor and Loan Party and (ii) in existence on the Third Amendment Effective Date;

(d) in addition to other Investments permitted by this Section 7.02, Investments in any other any other Person, so long as (i) no Default exists before and after giving effect to any such Investment, (ii) such Person is engaged in a Permitted Line of Business, (iii) the aggregate amount of any such Investment or series of related Investments shall not exceed $20,000,000, and (iv) the aggregate amount of all such Investments made after the Third Amendment Effective Date through any date of determination shall not exceed $50,000,000;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.03; and

(g) Investments by the Borrower or any Subsidiary in any Person to the extent that such investments are deemed to be investments under GAAP due to the reinvestment by such Person of existing funds or earnings in such Person (and not new value contributed by the Borrower or its Subsidiaries), provided that, if the Borrower or any Subsidiary of the Borrower makes any cash or other investment of value in such Person, such cash or other investment of value shall not be permitted by this subsection (g).

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under (i) the $25,000,000 Commercial Note dated May 29, 2008 of the Borrower in favor of SunTrust Bank and the related guidance facility letter agreement and any refinancing, refunding, renewal or extension of such Indebtedness to SunTrust Bank or such guidance facility provided that any such refinancing, refunding, renewal or extension complies with subsections (b)(i) and (ii) below, (ii) the Loan Documents and any refinancing, refunding, renewal or extension of such Indebtedness and (iii) the Term Loan Agreement and any refinancing, refunding, renewal or extension of such Indebtedness;

(b) so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, Indebtedness outstanding on the Third Amendment Effective Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to fees and expenses reasonably incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith: (A) are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, (B) the covenants and other terms are no more restrictive than the terms of this Agreement and the other Loan Documents, (C) no additional Liens are granted to secure such refinancings, refundings, renewals or extensions, (D) the maturity date of any such refinancings, refundings, renewals or extensions is later than the Maturity Date, (E) no repayment of principal with respect to any such refinancings, refundings, renewals or extensions is permitted prior to the Maturity Date and (F) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the existing interest rate or the then applicable market interest rate;

(c) so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower, or any Loan Party that is a Wholly-Owned Subsidiary;

(d) so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a market view; (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) such Swap Contract is unsecured;

(e) so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, Indebtedness of the Borrower in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(f) so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, Indebtedness among the Borrower and its Wholly-Owned Subsidiaries that are Loan Parties; and

(g) in addition to other Indebtedness permitted by this Section 7.03, so long as there exists no Default before and after giving effect to each and every incurrence of such Indebtedness, unsecured Indebtedness of the Borrower in an amount not exceed $25,000,000 in the aggregate for all such Indebtedness, which such Indebtedness (i) must be pari passu in priority with, or subordinated in priority to, the Obligations hereunder, (ii) shall have a stated maturity date after the date that is 180 days after the Maturity Date of the latest to mature of the Loans, and (iii) shall not have any scheduled payments, prepayments or redemptions of principal (or sinking funds or the other setting aside of funds) at any time prior to the date that is 180 days after the Maturity Date.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary or other non-Borrower Loan Party is merging with another Subsidiary, a Wholly-Owned Subsidiary and Loan Party shall be the continuing and surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Wholly-Owned Subsidiary that is a Loan Party;

(c) the Borrower may merge with another Person, provided that; (i) such Person is organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, (iii) both immediately before and after giving effect to such merger, no Material Adverse Effect shall have occurred or result therefrom, (iv) such merger is in connection with a transaction permitted by Section 7.02 hereof and (v) 60 days before such merger, the Borrower shall provide the Administrative Agent evidence of pro forma compliance with all of the terms of this Agreement; and

(d) Dispositions permitted by Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) so long as there exists no Default before and after giving effect to each and every such Disposition, Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) (i) so long as there exists no Default before and after giving effect to each and every such Disposition, Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property and (ii) so long as (x) there exists no Default before and after giving effect to each and every such Disposition and exchange and (y) the Leverage Ratio is less than or equal to 4.50 to 1.00 on and prior to the date of any component of any such Disposition and exchange, Dispositions of assets (including one or more Subsidiaries) to the extent exchanged for other like assets (including any Person that becomes a Subsidiary as a result of such exchange), so long as, after giving effect thereto, (A) the portion of EBITDA attributable to such Disposed assets, when added to that portion of EBITDA attributable to all other assets Disposed of in reliance on this subsection (c)(ii), does not exceed 20% of EBITDA as set forth in the most recent financial information delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), (B) any Investment in connection therewith is permitted by Section 7.02; (C) such exchange is for fair market value, (D) any consideration for any such exchange that does not constitute like assets is paid to the Borrower or such Subsidiary on the closing date of such Disposition in cash, and (E) the Borrower complies with Section 2.06(c) with respect to all such cash received;

(d) so long as there exists no Default before and after giving effect to each and every such Disposition, Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary that is a Loan Party;

(e) so long as there exists no Default before and after giving effect to each and every such Disposition, Dispositions permitted by Section 7.04;

(f) so long as (i) there exists no Default before and after giving effect to each and every such Disposition and (ii) not less than 80% of the aggregate purchase price for any such Disposition is paid in cash on the date of sale, Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions permitted by Section 7.12;

(g) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(h) Liens permitted under Section 7.01; and

(i) so long as (i) there exists no Default before and after giving effect to each and every such Disposition, (ii) not less than 80% of the aggregate purchase price for any such Disposition is paid in cash on the date of sale, (iii) no Material Adverse Effect exists or would result therefrom before and after giving effect to such Disposition, (iv) such Disposition shall be for fair market value and (v) the Net Cash Proceeds of any such Disposition are immediately used to prepay the Obligations as set forth in Section 2.06(c), other Dispositions not constituting all or substantially all of the assets of the Borrower.

Upon any Disposition in accordance with Section 7.05 and the payment of any related mandatory prepayment (if any) required in accordance with Section 2.06(c), (A) of any assets in accordance with the terms of this Section 7.05, the Administrative Agent will, if applicable, direct the Collateral Agent to terminate and release any and all Liens under the Collateral Documents on such assets being disposed (and direct the Collateral Agent to deliver to the applicable Loan Party any such Collateral being released that is held by the Collateral Agent) and (B) of a Subsidiary that is a Guarantor in accordance with the terms of clause (h) preceding, the Administrative Agent will, if applicable, direct the Collateral Agent to terminate and release such Guarantor Subsidiary from the Guaranty or Guaranty Supplement.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, a Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Subsidiary may declare and make dividend payments or other distributions to any Person holding an Equity Interest in such Subsidiary ratably according to their respective holdings of the type of Equity Interest and payable solely in the common stock or other common Equity Interests of such Subsidiary;

(c) subject to the Net Cash Proceeds thereof prepaying the Loans in accordance with the terms of Section 2.06(c)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it not to exceed in the aggregate for any fiscal year,

(i) if the Leverage Ratio is greater than 6.00 to 1.00, $0;

(ii) if the Leverage Ratio is equal to or less than 6.00 to 1.00, but greater than 5.25 to 1.00, $12,500,000; or

(iii) if the Leverage Ratio is equal to or less than 5.25 to 1.00, $25,000,000;

(e) the Borrower may issue and sell its common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the repayment of Loans pursuant to Section 2.06(c)(iii).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any Permitted Line of Business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not (a) permit any transaction to the extent it is prohibited or limited by any other provision of this Agreement or any other Loan Document or (b) apply to transactions between or among the Borrower and any of its Wholly-Owned Subsidiaries that are Loan Parties or between and among any Wholly-Owned Subsidiaries that are Loan Parties that are otherwise permitted by the terms of this Agreement and the Loan Parties.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or, with respect to clauses (a)(i), (a)(ii) and (a)(iv) below, the Term Loan Agreement) that

(a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor (except any restriction that is not applicable where the Restricted Payment or transfer of property is for the benefit of any holder of all or any portion of the Obligations under this Agreement or any of the other Loan Documents), (ii) of any Subsidiary to

Guarantee the Indebtedness of the Borrower (except any restriction that is not applicable where the Guarantee relates to all or any portion of the Obligations, this Agreement or any other Loan Document), (iii) of the Borrower or any Subsidiary to enter into an amendment of, or accept a waiver or consent with respect to, any term or provision of this Agreement or any of the Loan Documents or (iv) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (B) any restriction that is not applicable where the Lien in question is for the benefit of the holders of any part of the Obligations under this Agreement or any other Loan Document; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Leverage Ratio
Third Amendment Effective Date through March 29, 2009	6.25 to 1.00
March 30, 2009 through December 27, 2009	6.00 to 1.00
December 28, 2009 through September 26, 2010	5.75 to 1.00
September 27, 2010 and each fiscal quarter thereafter	5.50 to 1.00

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at any time during any period set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Interest Coverage Ratio
Third Amendment Effective Date through March 29, 2009	2.00 to 1.00
March 30, 2009 and each fiscal quarter thereafter	2.25 to 1.00

(c) Capital Expenditures. Make or become legally obligated to make any Capital Expenditure at any time after the Third Amendment Effective Date, except, so long as there exists no Default before and after giving effect to any such Capital Expenditure (or legal obligation to make such Capital Expenditure), Capital Expenditures incurred after January 1, 2009 in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth below in Column I opposite such fiscal year:

Fiscal Year	Column I Amount	Column II Amount
2009	$35,000,000	$43,750,000
2010	$45,000,000	$56,250,000
2011	$45,000,000	$56,250,000
2012 and thereafter	$0	$0

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, (i) if the Interest Coverage Ratio is greater than or equal to 2.25 to 1.00 at any such time, the amounts set forth in Column II above across from any fiscal year shall be the maximum amount of Capital Expenditures in any such fiscal year; and (ii) 50% of any portion of any amount set forth above in the applicable column, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the first six months of the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the respective amounts set forth opposite such fiscal year above.

7.12 Sale and Leaseback. Enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets, provided that, so long as there exists no Default before and after giving effect to any such sale and leaseback and the Borrower complies with Section 2.06(c), the Borrower and its Subsidiaries may enter into sale and leasebacks in an aggregate amount not to exceed 20% of Stockholders’ Equity during the term of this Agreement.

7.13 Subsidiaries. Create, acquire or otherwise permit to exist any Subsidiary of the Borrower or any other Loan Party that is a CFC or otherwise organized outside the United States.

(bbbb) On the Third Amendment Effective Date, Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(cccc) On the Third Amendment Effective Date, Section 8.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) actual knowledge thereof by a Responsible Officer of the Borrower and (ii) the date that the Administrative Agent shall have given the Borrower notice thereof; or

(dddd) On the Third Amendment Effective Date, Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x) any Indebtedness or Guarantee under the Term Loan Agreement and any document or instrument executed in connection therewith or (y) any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, in each case after the giving of any required notice and the expiration of any applicable grace period or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable notice or cure period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $20,000,000; or

(eeee) On the Third Amendment Effective Date, Section 8.01(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ffff) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 8.01(m) as follows:

(m) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the Third Amendment, Section 4.01, Section 6.12 or Section 6.13, or otherwise, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

(gggg) On the Third Amendment Effective Date, Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d) exercise on behalf of itself, the Lenders and the L/C Issuer, all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents; and

(e) if applicable, direct the Collateral Agent pursuant to the terms of the Intercreditor Agreement to exercise on behalf of itself and the Secured Parties, all rights and remedies available to it, and any Secured Party under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(hhhh) On the Third Amendment Effective Date, Section 8.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, except Obligations relating to Swap Contracts, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations in respect of Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of remaining portion of the Obligations, including without limitation, the Obligations then owing under Secured Cash Management Agreements, ratably among the Lenders and the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as L/C Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding anything in the Loan Documents to the contrary and so long as the Intercreditor Agreement has not been terminated, (i) all mandatory prepayments made pursuant to Section 2.06(c) and payments and proceeds received from Collateral or pursuant to any Collateral Document shall first be distributed in accordance with the terms of the Intercreditor Agreement and (ii) Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have (i) acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a Lender party hereto and (ii) accepted the terms of the Intercreditor Agreement and the appointment of Bank of America as the collateral agent under the Intercreditor Agreement.

(iiii) On the Third Amendment Effective Date, Section 9.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including

Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

(jjjj) On the Third Amendment Effective Date, Section 9.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral

Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV, in any amendment or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(kkkk) On the Third Amendment Effective Date, Section 9.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (in consultation with the Borrower so long as there exists no Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(llll) On the Third Amendment Effective Date, Section 9.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.07, 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

(mmmm) On the Third Amendment Effective Date, Section 9.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(nnnn) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 9.11 as follows:

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any

Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(oooo) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 9.12 as follows:

9.12 Intercreditor Agreement.

(a) Each Lender acknowledges that because (i) Collateral is being granted to secure both the Secured Parties and the Term Loan Secured Parties and (ii) mandatory prepayment provisions under have been added to Section 2.06(c) of this Agreement and the Term Loan Agreement pursuant to the Third Amendment and a second amendment to the Term Loan Agreement, respectively, it is necessary for the Secured Parties under this Agreement and the Term Loan Secured Parties to enter into an intercreditor arrangement to provide that such Collateral is securing the Secured Obligations on a pari passu basis and that the mandatory prepayments will be shared among the Secured Parties and the Term Loan Secured Parties on a pari passu basis.

(b) Notwithstanding the provisions in this Agreement and/or any other Loan Document, each Lender and Secured Party agrees to each of the terms and provisions of the Intercreditor Agreement,

(c) Each Lender and Secured Party agrees to be bound by the terms and provisions of the Intercreditor Agreement;

(d) Each Lender and Secured Party agrees and acknowledges that each representation, warranty and covenant made by the Administrative Agent on its behalf in the Intercreditor Agreement is hereby made by each such Lender and Secured Party herein (and fully incorporated herein by reference) and each Lender and Secured Party acknowledges and aggress that the Administrative Agent was authorized to make each such representation, warranty and covenant in the Intercreditor Agreement on its behalf;

(e) Each Lender and Secured Party agrees to comply with, and perform its obligations under, the terms and provisions of the Intercreditor Agreement; and

(f) Each Lender and Secured Party agrees and acknowledges that any authority, right or action granted to the Administrative Agent by the Lenders and/or the Secured Parties hereunder, or under any other Loan Document, may be exercised by the Collateral Agent as if such authority, right or action was granted to the Collateral Agent directly by each Lender hereunder.

Notwithstanding anything herein to the contrary, so long as the Intercreditor Agreement is in full force and effect:

(i) the Administrative Agent and Lenders each hereby delegate to the Collateral Agent the power and authority in the Collateral Agent’s exclusive and sole discretion, to exercise any and all discretion granted herein and in the other Loan Documents to the Administrative Agent in connection with the Collateral and the Collateral Documents,

(ii) any item, document, certificate or monies delivered by the Borrower to the Collateral Agent in connection with the Collateral, Collateral Documents or Section 2.06(c), shall constitute delivery to the Administrative Agent.

Each Lender further acknowledges and agrees that the terms and provisions of the Intercreditor Agreement govern and control over the terms and provisions of this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything herein, any other Loan Document or in the Intercreditor Agreement to the contrary, the Borrower may not rely on this provision or on the terms of the Intercreditor Agreement.

(pppp) On the Third Amendment Effective Date, Section 10.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices or any conversion or continuation) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(qqqq) On the Third Amendment Effective Date, Section 10.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.03 No Waiver; Cumulative Remedies.

(a) No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and, if applicable, the Collateral Agent) in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), (d) any Lender from demanding or bringing an action to collect any amount due and payable to such Lender, or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(rrrr) On the Third Amendment Effective Date, Section 10.04(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(ssss) On the Third Amendment Effective Date, Section 10.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(tttt) On the Third Amendment Effective Date, Section 10.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

(uuuu) On the Third Amendment Effective Date, Section 10.08 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(vvvv) On the Third Amendment Effective Date, Section 10.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

(wwww) On the Third Amendment Effective Date, Section 10.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is an Impacted Lender, then the Administrative Agent or the L/C Issuer may, at the sole expense of the Borrower, or the Borrower may, at its sole expense and effort, in each case upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(xxxx) On the Third Amendment Effective Date, Section 10.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(yyyy) On the Third Amendment Effective Date, Section 10.17 of the Credit Agreement is hereby deleted in its entirety and replace with the following text: “Intentionally Deleted.”

(zzzz) On the Third Amendment Effective Date, Section 10.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

(aaaaa) On the Third Amendment Effective Date, Section 10.19 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.19 Amendment, Restatement, Extension, Renewal and Increase in Uncommitted Option. This Agreement is an amendment, restatement, extension, renewal and increase of the Existing Credit Agreement, and, as such, except for the Obligations as defined in the Existing Credit Agreement (which shall survive, be renewed and restated by the terms of this Agreement), all other terms and provisions supersede in their entirety the Existing Credit Agreement.

(bbbbb) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 10.20 as follows:

10.20 Release of Collateral.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall release all or substantially all of the Collateral, and this provision may not be waived or amended without the consent of each Lender.

(b) The Borrower covenants and agrees that each reference herein to the Administrative Agent relating to (i) the Collateral, the Guaranty or any other Collateral Document, or any of the rights and remedies of the Administrative Agent in connection therewith, (ii) any mandatory prepayment under Section 2.06(c) or (iii) any other matter or provision subject to the Intercreditor Agreement, shall be a reference to the Collateral Agent to the extent the Intercreditor Agreement is in full force and effect.

(ccccc) On the Third Amendment Effective Date, the Credit Agreement is hereby amended by adding a new Section 10.21 as follows:

10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(ddddd) On the Third Amendment Effective Date, Exhibit C of the Credit Agreement is deleted in its entirety.

(eeeee) On the Third Amendment Effective Date, Exhibit E of the Credit Agreement is deleted in its entirety and Exhibit E attached hereto is substituted in its stead.

(fffff) On the Third Amendment Effective Date, Exhibit G of the Credit Agreement is deleted in its entirety and Exhibit G attached hereto is substituted in its stead.

(ggggg) On the Third Amendment Effective Date, a new Exhibit I of the Credit Agreement is added in its entirety to the Exhibits to the Credit Agreement in alphabetical order in the form attached hereto as Exhibit I.

(hhhhh) On the Third Amendment Effective Date, Schedule 2.01 of the Credit Agreement is deleted in its entirety and Schedule 2.01 attached hereto is substituted in its stead.

(iiiii) On the Third Amendment Effective Date, a new Schedule 5.08(b) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.08(b).

(jjjjj) On the Third Amendment Effective Date, a new Schedule 5.08(c) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.08(c).

(kkkkk) On the Third Amendment Effective Date, a new Schedule 5.08(d)(i) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.08(d)(i).

(lllll) On the Third Amendment Effective Date, a new Schedule 5.08(d)(ii) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.08(d)(ii).

(mmmmm) On the Third Amendment Effective Date, a new Schedule 5.08(e) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.08(e).

(nnnnn) On the Third Amendment Effective Date, a new Schedule 5.09(b) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 5.09(b).

(ooooo) On the Third Amendment Effective Date, Schedule 5.13 of the Credit Agreement is deleted in its entirety and Schedule 5.13 attached hereto is substituted in its stead.

(ppppp) On the Third Amendment Effective Date, a new Schedule 6.12 of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 6.12.

(qqqqq) On the Third Amendment Effective Date, a new Schedule 6.12(d) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 6.12(d).

(rrrrr) On the Third Amendment Effective Date, a new Schedule 6.12(e) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 6.12(e).

(sssss) On the Third Amendment Effective Date, a new Schedule 6.12(f) of the Credit Agreement is added in its entirety to the Schedules to the Credit Agreement in numerical order in the form attached hereto as Schedule 6.12(f).

(ttttt) On the Third Amendment Effective Date, Schedule 7.01 of the Credit Agreement is deleted in its entirety and Schedule 7.01 attached hereto is substituted in its stead.

(uuuuu) On the Third Amendment Effective Date, Schedule 7.02 of the Credit Agreement is deleted in its entirety.

(vvvvv) On the Third Amendment Effective Date, Schedule 7.03 of the Credit Agreement is deleted in its entirety and Schedule 7.03 attached hereto is substituted in its stead.

(wwwww) On the Third Amendment Effective Date, Schedule 10.02 of the Credit Agreement is deleted in its entirety and Schedule 10.02 attached hereto is substituted in its stead.

(xxxxx) On the Third Amendment Effective Date, Schedule 10.06 of the Credit Agreement is deleted in its entirety.

SECTION 2. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date of this Amendment:

(a) (i) the Borrower has full power and authority to execute and deliver this Third Amendment, (ii) this Third Amendment has been duly executed and delivered by the Borrower, and (iii) this Third Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with the terms hereof (subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium, or other laws or principles of equity affecting the enforcement of creditors’ rights generally);

(b) there exists no Event of Default or Default under the Credit Agreement as amended hereby both before and after giving effect to this Third Amendment;

(c) the representations and warranties set forth in the Credit Agreement as amended hereby and other Loan Documents are true and correct on the date hereof both before and after giving effect to this Third Amendment, except that any representations and warranties made as of a specific date are true and correct in all material respects as of such date;

(d) the Credit Agreement, as amended hereby, and the other Loan Documents remain in full force and effect; and

(e) neither the execution, delivery and performance of this Third Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any Law or Organization Documents of the Borrower, or any indenture, agreement or other instrument to which the Borrower or any of its property is subject; and

(f) no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other Person not previously obtained is required for the execution, delivery or performance by the Borrower of this Third Amendment.

SECTION 3. CONDITIONS TO EFFECTIVENESS. The amendments contained in Section 1 of this Amendment shall not become effective until each of the following terms and conditions has been satisfied or waived:

(a) the Administrative Agent shall have received executed signature pages of this Third Amendment prior to December 18, 2008 at 3:00 p.m., eastern time from the Borrower, the Administrative Agent and Lenders constituting not less than the Required Lenders (the “Approving Lenders”);

(b) the Administrative Agent shall have received for the account of the Approving Lenders, an amendment fee in immediately available funds in an amount equal to the product of (x) 0.25% and (y) each such Approving Lender’s Commitment (after giving effect to this Third Amendment);

(c) the Borrower shall have paid (i) the fees, costs and out-of-pocket expenses incurred by counsel to the Administrative Agent and the Collateral Agent through the date hereof in connection with the preparation, negotiation, execution and delivery of this Third Amendment and all transactions contemplated hereby and thereby and (ii) all fees required to be paid to the Administrative Agent in connection with the Third Amendment pursuant to that certain Engagement Letter, dated as of November 10, 2008, between Bank of America and the Borrower (as amended, the “Engagement Letter”);

(d) (i) there shall exist (A) no Default, (B) no events or circumstances that would constitute a Material Adverse Effect, and (C) no default or breach under the Engagement Letter, in each case of (A) through (C) preceding, before and immediately after giving effect to this Third Amendment, and (ii) the Outstanding Amount on the Third Amendment Effective Date shall not exceed the amount of the Aggregate Commitments as reduced by the terms of this Third Amendment;

(e) the Borrower shall not have breached any provision of this Third Amendment and each representation and warranty set forth in Section 2 of this Third Amendment shall be true and correct in all material respects both before and after giving effect to the activation of the Third Amendment;

(f) the Administrative Agent shall have received evidence of the execution by the required parties to a comparable amendment to the Term Loan Agreement, among Media General, Inc., as the Borrower, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, and the other agents and lenders party thereto, on terms substantially similar to the terms of this Third Amendment or otherwise acceptable to the Administrative Agent;

(g) the Administrative Agent shall have received an acknowledgment, dated the date hereof and executed by each Guarantor, acknowledging and agreeing to the provisions and agreements of the Borrower in this Third Amendment;

(h) the Collateral Agent shall have received, in each case fully executed and in form and substance satisfactory to the Collateral Agent and its counsel:

(i) Security Agreements from the Borrower and each of its Subsidiaries, duly executed by each Loan Party, granting a Lien and security interest in agreed to assets of the Borrower and its Subsidiaries, together with (as applicable):

(A) acknowledgment copies of financing statements, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreements, covering the Collateral described in the Security Agreements,

(B) completed requests for information, dated on or before the date of the Third Amendment Effective Date, listing the financing statements referred to in clause (A) above and listing all other effective financing statements filed in any jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreements necessary in order to perfect the Liens created thereby, except to the extent permitted by the terms of the Credit Agreement, as amended hereby, to be performed after the Third Amendment Effective Date,

(D) each account control agreements, each securities account control agreement and each commodity account control agreement in order to perfect and maintain a security interest and Lien in all cash and cash equivalents of the Borrower and each Subsidiary, in each case duly executed by the appropriate parties,

(E) a schedule listing all motor vehicles in which each Loan Party has any interest and which vehicles have a fair market value of $20,000 or more per vehicle, are a broadcast or remote production vehicle or are otherwise material to the operations of such Loan Party, such schedule and information supporting the vehicle values and use to be in form acceptable to Administrative Agent,

(F) to the extent requested by the Administrative Agent, copies of any requested agreements and contracts, together with an assignment and consent to such assignment, in form acceptable to the Administrative Agent, duly executed by each party to such assigned agreements other than the Loan Parties, and

(G) evidence that all other action necessary in order to perfect the Liens created under the Security Agreements has been taken;

(ii) Pledge Agreements from the Borrower and each of its Subsidiaries, duly executed by each applicable Loan Party pledging 100% of the equity interests in all of the Subsidiaries of the Borrower and other owned minority equity interests (subject to obtaining any required consents), together with (as applicable):

(A) certificates (which certificates shall not contain any restriction on transfer not acceptable to Collateral Agent) representing the pledged equity interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt indorsed in blank,

(B) acknowledgment copies of financing statements, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent specifically requires in order to perfect the Liens created under the Pledge Agreements, covering the Collateral described in the Pledge Agreements,

(C) completed requests for information, dated on or before the date of the Third Amendment Effective Date, listing the financing statements referred to in clause (B) above and listing all other effective financing statements filed in any jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreements necessary in order to perfect the Liens created thereby,

(E) waiver of transfer restrictions in the Organization Documents of each issuer of pledged equity interests, if any;

(F) evidence that all other action necessary in order to perfect the Liens created under the Pledge Agreements has been taken;

(iii) a First Restated Guaranty Agreement, duly executed by all Subsidiaries of the Borrower; and

(iv) all other Collateral Documents required to be delivered on or prior to the Third Amendment Effective Date, executed by each party to such Collateral Documents; and

(i) the Collateral Agent shall have received security agreements for filing with the United States Copyright Office, United States Patent and Trademark Office and each other applicable Governmental Authority in form necessary to perfect the security interest granted by Borrower and its Subsidiaries pursuant to the Security Agreements in their respective intellectual property and IP Rights, executed by all appropriate Persons;

(j) For each piece of real property listed on Schedule 3 attached hereto (unless waived in writing by the Administrative Agent as to immaterial properties):

(i) copies of all existing or previously issued title insurance policies, binders and/or commitments with respect to each such property;

(ii) copies of all existing or previously conducted surveys and mapping with respect to each such property;

(iii) copies of all existing or previously generated Phase 1 environmental site assessments or any other material environmental report with respect to each such property;

(iv) copies of all existing or previously generated flood certification or other studies or reports generated regarding the flood status of each such property;

(v) copies of all existing or previously conducted environmental reports with respect to each such property; and

(vi) copies of all existing or previously conducted appraisals with respect to each such property;

(k) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible

Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(l) a favorable opinion of McGuire Woods, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, in form and substance acceptable to the Administrative Agent and as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and the Collateral Agent may reasonably request;

(m) a certificate of a Responsible Officer of each Loan Party:

(i) attaching such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that (A) the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (B) each of the Subsidiaries is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect,

(ii) attaching such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party; and

(iii) either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(n) certificates attesting to the Solvency of each Loan Party before and after giving effect to this Third Amendment, from its chief financial officer;

(o) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(p) an information updating all Schedules to the Credit Agreement, in each case in form and substance satisfactory to the Administrative Agent and otherwise acceptable to the Administrative Agent;

(q) a copy of the Intercreditor Agreement among the Administrative Agent and the agent for the lenders to the Term Loan Agreement, in form and substance acceptable to the Administrative Agent and duly executed by all parties thereto;

(r) (i) financial statement projections of the Borrower showing major business lines, including without limitation, balance sheet, income statement and cash flows, and (ii) a pro-forma covenant calculation based on the projections evidencing compliance with each provision of Section 7.11 of the Credit Agreement as amended hereby, in each case of (i) and (ii) preceding for each delivery of such projections and a pro-forma covenant calculation, computed and prepared on a quarterly basis for the first eight fiscal quarters after the Third Amendment Effective Date and on an annual basis thereafter for the remaining period through the Maturity Date; provided, however, the Borrower and the Lenders acknowledge and agree that (x) such projections will be based upon Borrower’s good faith judgment and the information available to the Borrower at the time such projections are prepared and (y) all such projections shall be in a form reasonably satisfactory to the Administrative Agent; and

(s) the Administrative Agent shall have received such other documents, instruments, and certificates, in form and substance satisfactory to Administrative Agent and the Lenders, as the Administrative Agent and the Lenders shall deem necessary or appropriate in connection with this Third Amendment and the transactions contemplated hereby.

SECTION 4. FURTHER ASSURANCES. The Borrower shall execute and deliver such further agreements, documents, instruments, and certificates in form and substance satisfactory to the Administrative Agent, as the Administrative Agent or any Lender may deem necessary or appropriate in connection with this Third Amendment.

SECTION 5. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

SECTION 6. NO WAIVER. The execution and delivery of this Amendment shall not constitute a waiver of any undisclosed Default or Event of Default in existence as of the Third Amendment Effective Date.

SECTION 7. CAPTIONS. Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

SECTION 9. REFERENCE TO CREDIT AGREEMENT. Except as herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified in all respects. On and after the effectiveness of the amendment to the Credit Agreement accomplished hereby, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement in any Note and in any other agreement, document or other instrument executed and delivered pursuant to the Credit Agreement, shall mean and be a reference to the Credit Agreement.

SECTION 10. LOAN DOCUMENT. This Amendment is a Loan Document and is subject to all provisions of the Credit Agreement applicable to Loan Documents, all of which are incorporated in this Amendment by reference the same as if set forth in this Amendment verbatim.

SECTION 11. SEVERABILITY. Any provisions of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provisions so held to be invalid or unenforceable.

SECTION 12. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties hereto and the successors and assigns of the Administrative Agent and the Lenders. Notwithstanding the foregoing, the Borrower shall not assign its rights or duties hereunder without the consent of the Administrative Agent and the Lenders.

SECTION 13. RELEASE. The Borrower hereby unconditionally and irrevocably remises, acquits, and fully and forever releases and discharges the Administrative Agent and the Lenders and all respective affiliates and subsidiaries of the Administrative Agent and the Lenders, their respective officers, servants, employees, agents, attorneys, principals, directors and shareholders, and their respective heirs, legal representatives, successors and assigns (collectively, the “Released Lender Parties”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities (collectively, the “Borrower Claims”) of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which the Borrower ever had or now has against the Released Lender Parties which may have arisen at any time on or prior to the date of this Amendment and which were in any manner related to any of the Loan Documents or the enforcement or attempted enforcement by the Administrative Agent or the Lenders of rights, remedies or recourses related thereto. The Borrower covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Lender Parties any action or other proceeding based upon any of the Borrower Claims which may have arisen at any time on or prior to the date of this Amendment and were in any manner related to any of the Loan Documents. The agreements of the Borrower set forth in this Section 13 shall survive termination of this Amendment.

SECTION 14. ACKNOWLEDGMENT OF THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDERS AND THE ADMINISTRATIVE AGENT EXECUTING THIS AGREEMENT HAVE DONE SO IN THEIR SOLE DISCRETION, AND WITHOUT ANY OBLIGATION, EXPRESS OR IMPLIED, TO EXTEND OR RENEW THE LOAN DOCUMENTS UPON MATURITY, AND WITHOUT ANY OBLIGATION TO AGREE TO ANY FORBEARANCE OR WAIVER.

SECTION 15. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 16. EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Third Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

SECTION 17. HEADINGS. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.

SECTION 18. SUBMISSION TO JURISDICTION; WAIVERS.

(a) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. NOTHING IN THIS THIRD AMENDMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH ON THE SCHEDULE TO THE CREDIT AGREEMENT OR ON ITS ADMINISTRATIVE QUESTIONNAIRE, AS APPLICABLE, OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT. NOTHING IN THIS THIRD AMENDMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 19. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS THIRD AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, this Third Amendment to Credit Agreement is executed as of the date first set forth above.

MEDIA GENERAL, INC.

By:	/s/ John A. Schauss
Name:	John A. Schauss
Title:	Vice President - Finance and Chief Financial Officer

Third Amendment to Credit Agreement - Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jay D. Marquis
Name:	Jay D. Marquis
Title:	Vice President

Third Amendment to Credit Agreement - Signature Page

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Jay D. Marquis
Name:	Jay D. Marquis
Title:	Vice President

Third Amendment to Credit Agreement - Signature Page

SUNTRUST BANK, as a Joint Lead Arranger, a Co-Syndication Agent and a Lender

By:	/s/ E. Matthew Schaff, IV
Name:	E. Matthew Schaff, IV
Title:	Vice President

Third Amendment to Credit Agreement - Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Co-Syndication Agent and a Lender

By:	/s/ Joanne Nasuti
Name:	Joanne Nasuti
Title:	Authorized Signatory

Third Amendment to Credit Agreement - Signature Page

REGIONS BANK, as a Lender

By:	/s/ Robert Y. Bennett
Name:	Robert Y. Bennett
Title:	Senior Vice President

Third Amendment to Credit Agreement - Signature Page

THE ROYAL BANK OF SCOTLAND, PLC, as a Co-Documentation Agent and a Lender

By:	/s/ Michael T. Fabiano
Name:	Michael T. Fabiano
Title:	Senior Vice President

Third Amendment to Credit Agreement - Signature Page

MIZUHO CORPORATE BANK, LTD. as a Lender

By:	/s/ Hidekatsu Take
Name:	Hidekatsu Take
Title:	Deputy General Manager

Third Amendment to Credit Agreement - Signature Page

SUMITOMO MITSUI BANKINGCORPORATION as a Lender

By:	/s/ Leo Pagarigan
Name:	Leo Pagarigan
Title:	General Manager

Third Amendment to Credit Agreement - Signature Page

WACHOVIA BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David E. Brawley
Name:	David E. Brawley
Title:	Senior Vice President

Third Amendment to Credit Agreement - Signature Page

THE BANK OF NOVA SCOTIA, as a Co-Documentation Agent and a Lender

By:	/s/ Brenda S. Insull
Name:	Brenda S. Insull
Title:	Authorized Signatory

Third Amendment to Credit Agreement - Signature Page

SCOTIABANC INC., as a Lender

By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

Third Amendment to Credit Agreement - Signature Page